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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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
                                                                                     Three months ended
                                                                                         March 31,
                                                                           ------------------------------------------
(dollars in thousands)                                                          1999                    1998
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
Fixed charges
Total interest charges.................................................           $12,343                 $12,161
Interest component of rentals..........................................               196                     179
Pretax preferred stock dividend requirements of subsidiaries...........               399                   1,020
Preferred securities distributions of trust subsidiaries...............             1,909                   1,006
                                                                           ------------------      ------------------

Total fixed charges....................................................           $14,847                 $14,366
                                                                           ==================      ==================

Earnings
Income before preferred stock dividends of HECO........................           $17,450                 $20,132
Income taxes (see note below)..........................................            10,620                  13,016
Fixed charges, as shown................................................            14,847                  14,366
AFUDC for borrowed funds...............................................              (640)                 (1,616)
                                                                           ------------------      ------------------

Earnings available for fixed charges...................................           $42,277                 $45,898
                                                                           ==================      ==================

Ratio of earnings to fixed charges.....................................              2.85                    3.19
                                                                           ==================      ==================


Note:
Income taxes is comprised of the following
   Income tax expense relating to operating income from
    regulated activities...............................................           $10,668                 $13,002
   Income tax expense (benefit) relating to income (loss) from
    nonregulated activities............................................               (48)                     14
                                                                           ------------------      ------------------
                                                                                  $10,620                 $13,016
                                                                           ==================      ==================
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